Exhibit 10.25

FOURTH AMENDMENT TO THE

CLUBCORP EMPLOYEE STOCK OWNERSHIP TRUST

This Amendment is made by ClubCorp, Inc., a Delaware corporation, formerly ClubCorp International, Inc. (“ClubCorp”).

W I T N E S S E T H:

WHEREAS, ClubCorp maintains the ClubCorp Employee Stock Ownership Plan, a restatement of the ClubCorp Stock Investment Plan (“Plan”), and the ClubCorp Employee Stock Ownership Trust (“Trust”); and

WHEREAS, ClubCorp desires to amend the Trust to change the trustee provisions to increase the discretion of the Trustees of the Trust; and

WHEREAS, the Trust may be amended by ClubCorp and the Trustee pursuant to the provisions of Article X of the Trust.

NOW, THEREFORE, effective January 1, 2006, the Trust is amended as follows:

1. Section 4.3 of the Trust is deleted in its entirety and the following is substituted in its place:

“4.3 Investment in Company Stock. Investment of Plan assets will be primarily in Company Stock. Up to 100% of Trust Fund assets attributable to the Plan (including, but not limited to cash dividends with respect to Company Stock held in the Trust Fund) may be invested in Company Stock. Assets invested in Company Stock shall remain invested in Company Stock (so long as such Company Stock is a qualifying employer security within the meaning of Section 407 of ERISA). However, ongoing investments in Securities or Other Property may be made or maintained to the extent necessary or appropriate to provide liquidity needs as otherwise required by ERISA, or to the extent Company Stock is not available for purchase. The Trustee shall not be required to diversify the Trust Fund with respect to Company Stock held under this Section 4.3. To the extent that retained cash is not needed for current expenditures or to the extent that Company Stock is not available, the Trustee, pending the use of such retained cash for current expenditures or pending the availability of Company Stock, shall invest the Trust Fund in Securities or Other Property as defined in Section 2.15 hereof. In furtherance hereof, the Trustee may, notwithstanding Section 4.2(j), borrow money from others, including loans from or guaranteed by the Company or any shareholder of the Company to finance the acquisition of Company Stock, provided that the proceeds of any such loan shall be used, within a reasonable time after such loan is made, only to purchase Company Stock or repay the loan or any prior loan, the proceeds of which were used to purchase Company Stock; and provided, further, that notwithstanding any amendment to or termination of the Plan which causes it to cease to qualify as an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, no shares of Company Stock acquired with the proceeds of a loan pursuant to Section 8.16 of the Plan may be subject to a put, call or other option, or buy-sell or similar arrangement (other than as described in Subsections 5.9(h) or 5.9(j) of the Plan) while such shares are held by or when distributed from this Trust Fund; and provided, further, that any such loan shall bear a reasonable rate of interest and may be secured by a collateral pledge of the Company Stock so acquired; and provided, further, that no other Trust Fund assets may be pledged as collateral by the Trustee, and no lender shall have recourse against any Trust Fund asset other than any Company Stock remaining subject to pledge; and provided, further, that any pledge of Company Stock must provide for the release of shares so pledged on a pro rata basis as principal and interest on such loan is repaid by the Trustee; and provided, further, that repayments of principal and interest on any loans shall be repaid by the Trustee only from (i) Employer Contributions in cash to the Trust, (ii) cash dividends, if any, received on any Company Stock unallocated to the Accounts of Participants, (iii) earnings attributable to such Company Stock, and (iv) Company Stock, given as collateral for a prior loan which is repaid with the proceeds of the current loan, or acquired with the proceeds of the current loan; and for the sum so borrowed or advanced, the Trustee may issue its promissory note as Trustee and secure the repayment thereof by creating a lien upon any assets of the Trust Fund.”

2. Section 4.7 of the Trust is deleted in its entirety and the following is substituted in its place:

“4.7 Voting of Company Stock, Proxies, etc. The Trustee shall vote shares of Company Stock, subject to the directions of the Participants in certain cases, as provided in the Plan. The Trustee shall maintain a complete record of the manner in which shares of stock (including Company Stock) held as part of the Trust Fund are voted, unless the instrument appointing an Investment Manager with respect to such shares delegates to the Investment Manager the responsibility for so recording such voting, whether such shares are voted by the Trustee in the exercise of its investment direction with respect to such shares or upon the direction of a Participant or an Investment Manager. If the Trustee votes such shares of stock (including Company Stock) in its discretion, it shall also maintain a record of the reasons for such vote.”

3. Section 4.9 of the Trust is deleted in its entirety and the following is substituted in its place:

“4.9 Sale of Shares. The Trustee has the right to require the Company (and the Company is obligated) to buy shares of Company Stock from the Trust; provided, however, that the rights of the Trustee to require the Company to purchase any shares of Company Stock, and the obligations of the Company to purchase any such shares of Company Stock, are subject to any restrictions on the purchase of shares of Company Stock which may be imposed by applicable laws of the State of Texas or the United States, and may only be exercised when needed by the Trustee (i) to fund the distribution in cash of a Participant’s interest in the Plan which is held in Company Stock; (ii) to diversify a Participant’s Account in accordance with Code Section 401(a)(28); (iii) to pay expenses incurred by the Trust; or (iv) in the event Company Stock becomes an investment prohibited by law. The Trustee shall exercise its right to sell Company Stock to the Company described herein by first giving the Company thirty (30) days’ written notice.

The per share purchase price of any shares of Company Stock repurchased by the Company pursuant to this Section shall be at a price which is at least equal to a value that constitutes “adequate consideration” within the meaning of ERISA Section 3(18), and no commission shall be charged. This repurchase price of any Company Stock shall be paid in cash and shall not be less than current fair market value.

Notwithstanding any other provision hereof, this Section becomes inoperative if the Company Stock becomes readily tradable on an established exchange, so long as the Company causes the Company Stock as held by the Trust to be registered and/or takes other steps to permit stock held by the Trust to become readily tradable.”

4. Section 6.7(c) of the Trust is deleted in its entirety and the following is substituted in its place:

“(c) The indemnity will cover all actions taken at the Trustee’s discretion, Trustee’s actions taken at the direction of another party pursuant to the terms of the Plan or Trust, and Trustee’s inaction due to lack of directions that another party is required to provide Trustee pursuant to the terms of the Plan or Trust, including losses resulting from Trustee’s negligence, fiduciary breach, or other fault, provided that the Trustee acted in good faith and did not engage in fraud or willful or intentional misconduct. Any such indemnity will be limited to what is legally permissible.”

5. Article VII of the Trust is deleted in its entirety and the following is substituted in its place:

“ARTICLE VII

ACCOUNTS AND RECORDS

The Trustee shall cause to be maintained true, accurate and detailed accounts of all investments, receipts, disbursements and other transactions hereunder. All accounts, books, and records relating thereto shall be open to inspection at all reasonable times and may be audited from time to time by any person designated by the Plan Administrator. Within ninety (90) days after the close of the fiscal year of the Trust Fund, within ninety (90) days after the removal or resignation of the Trustee, and from time to time as the Plan Administrator may direct, the Trustee shall file a written account with the Plan Administrator which shall show: (i) the assets of the Trust Fund, as of the end of such period, and the cost and current value thereof as defined in ERISA Section 3(26); and (ii) all investments, receipts, disbursements, and other transactions effected by it during such fiscal year or other period for which such accounting is filed. Notwithstanding anything to the contrary contained herein, Company Stock shall be valued as of June 30 and December 31 (or such other valuation date as determined by the Trustee pursuant to Plan Section 6.08) by an independent appraiser selected and retained by the Trustee. In the event Company Stock becomes readily tradable on a generally recognized market, the foregoing sentence shall not apply. The Trustee shall be responsible for making a good faith determination of the fair market value of Company Stock whenever such a determination is required by ERISA. If, at the time such written account is to be filed, the Trust Fund contains assets which have no readily ascertainable fair market value (other than Company Stock), the Trustee shall be responsible for valuing only such of those assets as were acquired by the Trustee in its discretion. Any such assets not acquired by the Trustee in its discretion shall be valued by the Plan Administrator. The Plan Administrator may approve such accounting by written notice of approval delivered to the Trustee or by failure to express objection to such accounting in writing delivered to the Trustee within ninety (90) days from the date upon which the accounting is delivered to the Plan Administrator. Upon the expiration of ninety (90) days from the date of filing such account with the Plan Administrator or upon earlier specific approval thereof by the Plan Administrator, the Trustee, as between each Employer, the Plan Administrator, and the Trustee, shall be forever released and discharged from all liability as to all items and matters included in such accounting as if settled by the decree of a court of competent jurisdiction, except with respect to any such action or transaction to which the Plan Administrator shall within such ninety (90) day period, file written objections with the Trustee. The liability of Trustee to persons other than an Employer or the Plan Administrator shall be limited to actions under ERISA brought within the period permitted by law for the bringing of such action. Nothing herein contained, however, shall be deemed to preclude the Trustee of its right to have its accounts judicially settled by a court of competent jurisdiction.”

6. Section 9.2 of the Trust is deleted in its entirety and the following is substituted in its place:

“9.2 Appointment of Successor Trustee. The Company may appoint successor or additional Trustees and may remove Trustee(s) at any time by providing written notice to any removed Trustee(s). A new Trustee(s) must acknowledge its appointment as Trustee by a written instrument. In the case of a Trustee that is removed, the Company may appoint a successor trustee if the Company deems that such appointment is necessary. The Company may also appoint a successor trustee or additional trustees to fill the vacancy occurring as a result of the resignation of the Trustee. A successor Trustee must also acknowledge its appointment as Trustee by a written instrument. Any new Trustees or successor Trustees shall have all of the rights, powers, privileges, liabilities, and duties of a Trustee set forth in this Trust Agreement.”

IN WITNESS WHEREOF, ClubCorp and the Trustees have caused this instrument to be executed in multiple counterparts.

CLUBCORP, INC.

Date: March 23, 2006	By:	/s/ Tom Henslee
	Its:	EVP, Secretary and General Counsel

TRUSTEES:

Date: March 23, 2006	/s/ Murray S. Siegel
Murray S. Siegel

Date: March 23, 2006	/s/ Jack Lupton
Jack Lupton

Date: March 23, 2006	/s/ Dave Woodyard
Dave Woodyard

Date: March 23, 2006	/s/ Mary Cowser
Mary Cowser

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